EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-168687 and 333-195889 on Form S-8 of our reports dated February 25, 2015, relating to the consolidated financial statements of The Babcock & Wilcox Company, and the effectiveness of The Babcock & Wilcox Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of The Babcock & Wilcox Company for the year ended December 31, 2014.

/S/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 25, 2015